Exhibit 99.1

CORRECTING and REPLACING First Foundation Announces 2016 First Quarter Financial Results

CORRECTION...by First Foundation Inc.

IRVINE, Calif.--(BUSINESS WIRE)-- In the third financial table, which is titled "SELECTED FINANCIAL INFORMATION - Unaudited," under the "Selected Capital Data" section, at March 31, 2016, the Tangible common equity to tangible assets should read: 9.96% (instead of 10.12%). The Tangible book value per share should read: $16.69 (instead of $16.98).

The corrected release reads:

First Foundation Announces 2016 First Quarter Financial Results

•	Net income growth of 44%
•	Earnings per share of $0.23
•	Record quarter for loan originations

IRVINE, CA – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors and First Foundation Bank, which collectively provide investment management, wealth planning, consulting, insurance, trust and banking services primarily to high net-worth individuals and businesses, today reported its financial results for the quarter ended March 31, 2016.

“First Foundation continues to grow and develop in line with our vision,” said Scott F. Kavanaugh, CEO. “We’ve started to realize the benefits of scale and intend to continue to leverage our resources to build our client base. Banking had a record quarter and wealth management was able to weather the storm during these volatile markets and is poised to take advantage of new opportunities as we move forward.”

Financial Highlights:

•

Net income for the first quarter of 2016 increased 44% as compared to the first quarter of 2015. Net income for the quarter ended March 31, 2016 was $3.8 million, or $0.23 per fully diluted share, as compared to $2.6 million, or $0.32 per fully diluted share for the quarter ended March 31, 2015. The comparability of EPS is impacted by the approximately 80% increase in share count resulting from the public offering completed in the third quarter of 2015. When compared to the fourth quarter of 2015, net income decreased from $5.0 million, or $0.31 per fully diluted share to $3.8 million, or $0.23 per fully diluted share as the Company realized a $2.7 million gain on sale of $102 million of loans in the fourth quarter of 2015 with no comparable sale occurring in the first quarter of 2016;

•

Total revenues, which consist of net interest income and noninterest income, increased by $8.3 million or 46% in the first quarter of 2016 as compared to the first quarter of 2015 as higher net interest income of $7.5 million was realized due to higher levels of interest earning assets. Excluding the $2.7 million gain on sale of loans realized in the fourth quarter of 2015, revenues in the first quarter of 2016 increased by $2.4 million as compared to the fourth quarter of 2015 due primarily to higher net interest income of $1.9 million resulting from higher levels of interest earning assets and a $0.3 million gain on the sale of securities realized in the first quarter of 2016;

•

Noninterest expense in the first quarter of 2016 increased by $6.0 million as compared to the first quarter of 2015 due to costs related to the operations of Pacific Rim Bank (“PRB”) which was acquired by the Company in June of 2015, increased staffing, costs associated with opening new offices in both Northern and Southern California and costs associated with the increased levels of loans and deposits. Total staffing increased from 214 at March 31, 2015 to 310 at March 31, 2016, an increase of 45%, while our loans and deposits increased 62% and 84%, respectively from March 31, 2015 to March 31, 2016. Noninterest expense in the first quarter of 2016 increased by $2.2 million as compared to the fourth quarter of 2015 due to a $1.7 million increase in compensation and benefits and $0.5 million increase in professional services and marketing and other expenses. The increase in compensation and benefits was due to increases in staffing, including staff that were hired in the fourth quarter of 2015, and costs associated with raises, employer taxes and employer contributions to retirement plans. From December 31, 2015 to March 31, 2016, staffing increased from 295 at December 31, 2015 to 310 at March 31, 2016, a 5% increase. The $0.5 million increase in  professional services and marketing and other expenses was due to higher information technology service costs and costs associated with higher levels of loans and deposits; and

•

Loans and loans held for sale increased $288 million during the first quarter of 2016 due to record originations of $379 million during the quarter, and total deposits increased by $251 million. Securities available for sale decreased during the first quarter of 2016 as the Company took advantage of favorable market conditions to sell, at a net gain, all of the Bank’s agency bullet securities, which were acquired through bank acquisitions, and longer-term mortgage backed securities.

“The success of the past quarter is a testament to the talented team we have put in place,” stated David DePillo, President of First Foundation Bank. “Over the past year we made meaningful investments in people and processes and we are seeing a positive impact in our bank operations and results.”

“Our continuing growth in deposits is supported by the success of our specialty deposits group as evidenced by the $208 million increase in noninterest bearing demand deposits during the first quarter,” stated John Michel, Chief Financial Officer. “While fluctuations in noninterest bearing demand deposits do occur, we expect to increase our noninterest bearing demand deposits by 25% during the remainder of the year, and commensurately, we expect our noninterest expenses to increase by up to $0.5 million per quarter to service these new accounts.”

About First Foundation

First Foundation, a financial institution founded in 1990, provides integrated investment management, wealth planning, consulting, insurance, trust and banking services. The Company has offices in California, Nevada and Hawaii with headquarters in Irvine, California. For more information, please visit www.ff-inc.com.

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to, the risk of incurring loan losses, which is an inherent risk of the banking business; the risk that we will not be able to continue our internal growth rate; the risk that we will not be able to access the securitization market on favorable terms or at all; the risk that the economic recovery in the United States will stall or will be adversely affected by domestic or international economic conditions and the risk that the Federal Reserve Board will continue to keep interest rates low, any of which could adversely affect our interest income and interest rate margins and, therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; and the risk that we do not successfully integrate Pacific Rim Bank’s business and customers or otherwise fail to achieve anticipated business enhancements related to the acquisition. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in Item 1A, entitled “Risk Factors” in our 2015 Annual Report on Form 10-K for the fiscal year ended December 31, 2015 that we filed with the SEC on March 15, 2016, and other documents we file with the SEC from time to time. We urge readers of this news release to review the Risk Factors section of that Annual Report. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above-referenced 2015 Annual Report on Form 10-K, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact:

John Michel

Chief Financial Officer

First Foundation Inc.

949-202-4160

Email:  jmichel@ff-inc.com

FIRST FOUNDATION INC.

CONSOLIDATED BALANCE SHEETS - Unaudited

(in thousands, except share and per share amounts)

	March 31, 2016	December 31, 2015
ASSETS

Cash and cash equivalents	$52,817	$215,748
Securities available-for-sale (“AFS”)	548,295	565,135
Loans held for sale	260,075	-

Loans, net of deferred fees	1,793,002	1,765,483
Allowance for loan and lease losses (“ALLL”)	(11,000)	(10,600)
Net loans	1,782,002	1,754,883

Investment in FHLB stock	17,091	21,492
Deferred taxes	11,072	15,392
Premises and equipment, net	4,450	2,653
Real estate owned (“REO”)	334	4,036
Goodwill and intangibles	2,351	2,416
Other assets	11,686	10,824
Total Assets	$2,690,173	$2,592,579

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$1,773,106	$1,522,176
Borrowings	633,000	796,000
Accounts payable and other liabilities	13,887	14,667
Total Liabilities	2,419,993	2,332,843

Commitments and contingencies	-	-
Shareholders’ Equity
Common Stock, par value $.001: 70,000,000 shares authorized; 16,049,131 and 15,980,526 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	16	16
Additional paid-in-capital	228,506	227,262
Retained earnings	37,549	33,762
Accumulated other comprehensive income (loss), net of tax	4,109	(1,304)
Total Shareholders’ Equity	270,180	259,736

Total Liabilities and Shareholders’ Equity	$2,690,173	$2,592,579

FIRST FOUNDATION INC.

CONSOLIDATED INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended March 31,
	2016	2015

Interest income:
Loans	$18,170	$12,101
Securities	3,121	815
FHLB Stock, fed funds sold and deposits	407	242
Total interest income	21,698	13,158

Interest expense:
Deposits	1,795	923
Borrowings	542	364
Total interest expense	2,337	1,287

Net interest income	19,361	11,871

Provision for loan losses	400	150

Net interest income after provision for loan losses	18,961	11,721

Noninterest income:
Asset management, consulting and other fees	6,001	5,850
Gain on sale of loans	-	-
Gain on sale of securities	310	-
Other income	674	354
Total noninterest income	6,985	6,204

Noninterest expense:
Compensation and benefits	12,724	9,180
Occupancy and depreciation	2,815	1,957
Professional services and marketing costs	1,723	1,058
Other expenses	2,155	1,163
Total noninterest expense	19,417	13,358

Income before taxes on income	6,529	4,567
Taxes on income	2,742	1,941
Net income	$3,787	$2,626

Net income per share:
Basic	$0.24	$0.33
Diluted	$0.23	$0.32
Shares used in computation:
Basic	16,003,088	7,855,457
Diluted	16,467,732	8,211,145

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended March 31,
	2016	2015
Selected Income Statement Data:
Net interest income	$19,361	$11,871
Provision for loan losses	400	150
Noninterest Income:
Asset management, consulting and other fees	6,001	5,850
Gain on sale of securities	310	-
Other	674	354
Noninterest expense	19,417	13,358
Income before taxes	6,529	4,567
Net income	3,787	2,626
Net income per share:
Basic	$0.24	$0.33
Diluted	0.23	0.32

Selected Performance Ratios:
Return on average assets - annualized	0.60%	0.75%
Return on average equity - annualized	5.7%	10.3%
Net yield on interest-earning assets	3.17%	3.48%
Efficiency ratio (2)	73.7%	73.9%
Noninterest income as a % of total revenues	26.5%	34.3%

Other Information:
Loan originations	$379,172	$162,671
Charge-offs to average loans - annualized	0.00%	0.00%

	March 31, 2016	December 31, 2015
Selected Balance Sheet Data:
Cash and cash equivalents	$52,817	$215,748
Loans held for sale	260,075	-
Loans, net of deferred fees	1,793,002	1,765,483
Allowance for loan and lease losses (“ALLL”)	(11,000)	(10,600)
Total assets	2,690,173	2,592,579
Noninterest-bearing deposits	508,141	299,794
Interest-bearing deposits	1,264,965	1,222,382
Borrowings - FHLB Advances	633,000	796,000
Shareholders’ equity	270,180	259,736

Selected Capital Data:
Tangible common equity to tangible assets(1)	9.96%	9.93%
Tangible book value per share(1)	$16.69	$16.10
Shares outstanding at end of period	16,049,131	15,980,526

Other Information:
Assets under management (end of period)	$3,487,791	$3,471,237
Number of employees	310	295
Loan to deposit ratio	115.8%	116.0%
Nonperforming assets to total assets	0.17%	0.32%
Ratio of ALLL to loans(3)	0.63%	0.61%

(1)

Tangible common equity, (also referred to as tangible book value) and tangible assets, are equal to common equity and assets, respectively, less $2.4 million of intangible assets as of March 31, 2016 and December 31, 2015, respectively.

(2)	The efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income.
(3)	This ratio excludes loans acquired in an acquisition as GAAP requires estimated credit losses for acquired loans to be recorded as discounts to those loans.

FIRST FOUNDATION INC.

SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended March 31,
	2016	2015
Banking:
Interest income	$21,698	$13,158
Interest expense	2,337	1,047
Net interest income	19,361	12,111
Provision for loan losses	400	150
Noninterest income	1,752	1,278
Noninterest expense	13,344	7,919
Income before taxes on income	$7,369	$5,320

Wealth Management:
Noninterest income	$5,376	$5,067
Noninterest expense	5,223	4,715
Income before taxes on income	$153	$352

Other and Eliminations:
Interest income	$-	$-
Interest expense	-	240
Net interest income	-	(240)
Noninterest income	(143)	(141)
Noninterest expense	850	724
Income before taxes on income	$(993)	$(1,105)

	For the Quarter Ended
	March 31, 2016	December 31, 2015
Banking:
Interest income	$21,698	$19,212
Interest expense	2,337	1,778
Net interest income	19,361	17,434
Provision for loan losses	400	1,200
Noninterest income	1,752	4,332
Noninterest expense	13,344	11,844
Income before taxes on income	$7,369	$8,722

Wealth Management:
Noninterest income	$5,376	$5,104
Noninterest expense	5,223	4,402
Income before taxes on income	$153	$702

Other and Eliminations:
Interest income	$-	$-
Interest expense	-	-
Net interest income	-	-
Noninterest income	(143)	(155)
Noninterest expense	850	924
Income before taxes on income	$(993)	$(1,079)

FIRST FOUNDATION INC.

ROLLING INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016

Interest income:
Loans	$12,101	$13,362	$15,634	$16,384	$18,170
Securities	815	822	1,107	2,483	3,121
FHLB Stock, fed funds sold and deposits	242	809	367	345	407
Total interest income	13,158	14,993	17,108	19,212	21,698

Interest expense:
Deposits	923	1,115	1,328	1,520	1,795
Borrowings	364	454	319	258	542
Total interest expense	1,287	1,569	1,647	1,778	2,337

Net interest income	11,871	13,424	15,461	17,434	19,361

Provision for loan losses	150	753	570	1,200	400

Net interest income after provision for loan losses	11,721	12,671	14,891	16,234	18,961

Noninterest income:
Asset management, consulting and other fees	5,850	5,922	5,870	5,844	6,001
Gain on sale of loans	-	-	205	2,730	-
Gain on sale of securities					310
Other income	354	498	793	707	674
Total noninterest income	6,204	6,420	6,868	9,281	6,985

Noninterest expense:
Compensation and benefits	9,180	9,390	10,870	11,016	12,724
Occupancy and depreciation	1,957	1,968	2,561	2,774	2,815
Professional services and marketing costs	1,058	1,512	1,481	1,439	1,723
Other expenses	1,163	1,104	2,044	1,941	2,155
Total noninterest expense	13,358	13,974	16,956	17,170	19,417

Income before taxes on income	4,567	5,117	4,803	8,345	6,529
Taxes on income	1,941	2,175	2,041	3,297	2,742
Net income	$2,626	$2,942	$2,762	$5,048	$3,787

Net income per share:
Basic	$0.33	$0.36	$0.22	$0.32	$0.24
Diluted	$0.32	$0.35	$0.21	$0.31	$0.23
Shares used in computation:
Basic	7,855,457	8,070,386	12,623,924	15,965,004	16,003,088
Diluted	8,211,145	8,425,029	13,074,935	16,461,398	16,467,732

FIRST FOUNDATION INC.

SELECTED INFORMATION: INTEREST MARGIN - Unaudited

(in thousands)

	For the Quarter Ended March 31,
	2016	2015

Average Balances:
Loans	$1,860,838	$1,201,965
Securities	533,823	135,526
Deposits: interest bearing	1,261,044	722,677
Deposits: noninterest bearing	438,029	246,225
Borrowings	505,201	305,906

Average Yield / Rate:
Loans	3.91%	4.03%
Securities	2.34%	2.41%
Deposits (noninterest and interest bearing)	0.43%	0.39%
Borrowings	0.43%	0.48%

Net Interest Rate Spread	3.02%	3.35%

Net Yield on Interest-earning Assets	3.17%	3.48%

	For the Quarter Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016

Average Balances:
Loans	$1,201,965	$1,365,682	$1,562,960	$1,663,406	$1,860,838
Securities	135,526	137,382	190,107	433,713	533,823
Deposits: interest bearing	722,677	828,843	997,854	1,105,059	1,261,044
Deposits: noninterest bearing	246,225	262,557	300,414	321,075	438,029
Borrowings	305,906	362,544	334,022	472,978	505,201

Average Yield / Rate:
Loans	4.03%	3.92%	4.00%	3.93%	3.91%
Securities	2.41%	2.39%	2.33%	2.29%	2.34%
Deposits (noninterest and interest bearing)	0.39%	0.41%	0.41%	0.42%	0.43%
Borrowings	0.48%	0.50%	0.38%	0.22%	0.43%

Net Interest Rate Spread	3.35%	3.34%	3.30%	3.14%	3.02%

Net Yield on Interest-earning Assets	3.48%	3.47%	3.43%	3.26%	3.17%

Discussion of Changes in Results of Operations and Financial Position

Quarter Ended March 31, 2016 as Compared to Quarter Ended March 31, 2015

Our net income and income before taxes in the first quarter of 2016 was $3.8 million and $6.5 million, respectively, as compared to $2.6 million and $4.6 million, respectively, in the first quarter of 2015.  The increase in income before taxes was primarily the result of a $2.0 million increase in income before taxes for Banking. This increase was due to higher net interest income and higher noninterest income, which were partially offset by a higher provision for loan losses and higher noninterest expenses. Income before taxes for Wealth Management decreased by $0.2 million as higher noninterest expenses were only partially offset by higher noninterest income. Corporate interest expense decreased by $0.2 million due to the payoff of a term note in 2015, while corporate noninterest expenses increased by $0.1 million.

Net interest income increased 63% from $11.9 million in the first quarter of 2015, to $19.4 million in the first quarter of 2016 due to a 79% increase in interest-earning assets, which was partially offset by a decrease in our net interest rate spread. The decrease in the net interest rate spread from 3.35% in the first quarter of 2015 to 3.02% in the first quarter of 2016 was primarily due to a decrease in yield on total interest earning assets. The yield on interest earning assets decreased from 3.86% to 3.55% due to an increase in the proportion of lower yielding securities to total interest earning assets and a decrease in the yield on loans. The decrease in yield on loans was due to prepayments of higher yielding loans and the addition of loans at current market rates which are lower than the current yield on our loan portfolio.

The $0.5 million increase in noninterest income for Banking in the first quarter of 2016 as compared to the first quarter of 2015 was due to a $0.3 million gain on the sale of securities in the first quarter of 2016 and a $0.2 million increase in prepayment fees. The $0.3 million increase in noninterest income for Wealth Management in the first quarter of 2016 as compared to the first quarter of 2015 was primarily due to a 6% increase in billable AUM. Included in noninterest income for Banking is $0.1 million of fees related to our insurance agency operations.

Noninterest expense in Banking increased from $7.9 million in the first quarter of 2015 to $13.3 million in the first quarter of 2016 due primarily to increases in staffing and costs associated with the Bank’s expansion, the growth of its balances of loans and deposits and costs associated with the our property and casualty insurance agency operations which started during the second quarter of 2015. Compensation and benefits for Banking increased $3.2 million or 62% during the first quarter of 2016 as compared to the first quarter of 2015 as the number of full time equivalent employees (“FTE”) in Banking increased to 241.3 from 158.0 as a result of the acquisition of PRB and increased staffing to support the growth in loans and deposits. A $2.2 million increase in occupancy and depreciation, professional services and marketing and other expenses were related to increased costs related to the acquisition of PRB, costs associated with our expansion into additional corporate space and opening of new offices, and costs related to the higher levels of loans and deposits, including FDIC insurance. Included in noninterest expense is $0.5 million of costs related to our insurance agency operations.

Quarter Ended March 31, 2016 as Compared to Quarter Ended December 31, 2015

Our net income and income before taxes in the first quarter of 2016 was $3.8 million and $6.5 million, respectively, as compared to $5.0 million and $8.3 million, respectively, in the fourth quarter of 2015.  The decrease in income before taxes was the result of a $1.4 million decrease in income before taxes for Banking and a $0.6 million decrease in income before taxes for Wealth Management. The decrease in Banking was due to lower noninterest income and higher noninterest expense which was partially offset by higher net interest income and a lower provision for loan losses. The decrease for Wealth Management was due to higher noninterest expenses that were only partially offset by higher noninterest income.

Net interest income increased 11% from $17.4 million in the fourth quarter of 2015, to $19.4 million in the first quarter of 2016 due to a 14% increase in interest-earning assets, which was partially offset by a decrease in our net interest rate spread. The decrease in the net interest rate spread from 3.14% in the fourth quarter of 2015 to 3.02% in the first quarter of 2016 was primarily due to an increase in our cost of borrowings.  The weighted average rate on borrowings increased from 0.22% in the fourth quarter of 2015 to 0.43% in the first quarter of 2016 as our borrowings consist of overnight FHLB advances whose rate is commensurate with the target Fed Funds rate which increased by 25 basis points in December 2015.

The $2.6 million decrease in noninterest income for Banking in the first quarter of 2016 as compared to the fourth quarter of 2015 was due to primarily to the difference between a $2.7 million gain on sale of loans realized in the fourth quarter of 2015 and a $0.3 million gain on the sale of securities realized in the first quarter of 2016. The $0.2 million increase in noninterest income for Wealth Management in the first quarter of 2016 as compared to the fourth quarter of 2015 was primarily due to a 6% increase in billable AUM.

Noninterest expense in Banking increased from $11.8 million in the fourth quarter of 2015 to $13.3 million in the first quarter of 2016 due primarily to increases in staffing and costs associated with the Bank’s growth in loans and deposits.  Compensation and benefits for Banking increased $1.0 million in the first quarter of 2016 as compared to the fourth quarter of 2015 due to an increase in staffing, raises and the higher proportion of employer taxes and employer retirement plan contributions incurred in the first quarter of a year as compared to the fourth quarter of a year. The number of FTE in Banking increased to 241.3 from 224.8 as a result of increased staffing to support the growth in loans and deposits. A $0.5 million increase in professional services and marketing and other expenses was due to higher information technology services and costs associated with higher levels of loans and deposits.

Noninterest expense in Wealth Management was $0.8 million higher in the first quarter of 2016 as compared to the fourth quarter of 2015 due to higher compensation and benefit costs resulting from an increase in staffing, raises and the higher proportion of employer taxes and employer retirement plan contributions incurred in the first quarter of a year as compared to the fourth quarter of a year.

Changes in Financial Position

During the first quarter of 2016, total assets increased by $97 million as loans and loans held for sale increased by $288 million, deposits increased by $251 million, securities decreased by $17 million, and both cash and cash equivalents and FHLB advances decreased by $163 million. The $288 million increase in loans during the first quarter of 2016 was the result of loan originations and funding of existing credit commitments of $379 million which was partially offset by $91 million of payoffs and scheduled principal payments. The growth in deposits was due to the organic growth in deposits from our specialty deposit group and our branch offices.

Our credit quality remains strong as our ratio of non-performing assets to total assets decreased from 0.32% at December 31, 2015 to 0.17% at March 31, 2016. No charge-offs were recorded in the first quarter of 2016 and the ratio of the allowance for loan and lease losses to loans, excluding loans acquired in acquisitions, increased from 0.61% at December 31, 2015 to 0.63% at March 31, 2016.